Exhibit 5.1

September 6, 2019

SEACOR Holdings Inc.
2200 Eller Drive, P.O. Box 13038

Fort Lauderdale, Florida 33316

Re:     Registration Statement on Form S-3 (File No. 333-230111)

Ladies and Gentlemen:

We have acted as counsel to SEACOR Holdings Inc., a Delaware corporation (the “Company”), in connection with the Company’s registration of 1,500,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), covered by the above-referenced registration statement (including the prospectus contained therein, the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), together with the Prospectus Supplement, dated September 6, 2019 (the “Prospectus Supplement”), filed with the Commission pursuant to Rule 424(b)(7) under the Securities Act, relating to the resale of the Shares by the selling shareholder named in the Prospectus Supplement. The Shares were issued pursuant to that certain Purchase and Sale Agreement, dated as of August 2, 2019 (the “Purchase and Sale Agreement”), by and among the Company, ACP III Tankers, LLC, a Delaware limited liability company and SEACOR Tankers II LLC, a Delaware limited liability company.

In connection with our representation of the Company and the preparation of this opinion letter, we have examined, considered and relied upon the following documents (collectively, the “Documents”):

1.	the Registration Statement and all amendments thereto, and the related form of prospectus contained therein, in the form in which it was transmitted to the Commission;

2.	the Prospectus Supplement, in the form transmitted to the Commission for filing on September 6, 2019 pursuant to Rule 424(b)(7) under the Securities Act;

3.	the Purchase and Sale Agreement;

4.	an executed copy of a certificate of William C. Long, Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);

5.

a copy of the Company’s Amended and Restated Certificate of Incorporation, as certified by the Secretary of State of the State of Delaware as of March 28, 2011, as in effect as of the date hereof and certified pursuant to the Secretary’s Certificate;

6.	a copy of the Company’s Amended and Restated Bylaws, as in effect as of February 10, 2019 and certified pursuant to the Secretary’s Certificate;

7.

a copy of certain resolutions adopted by the Board of Directors of the Company in respect of the issuance of the Shares adopted on August 1, 2019 and certified pursuant to the Secretary’s Certificate; and

8.	such other documents and matters of law as we have considered necessary or appropriate for the expression of the opinions contained herein.

In rendering the opinions set forth below, we have assumed without investigation the following: (i) the genuineness of all signatures and the authenticity of all Documents submitted to us as originals, the conformity to authentic original documents of all Documents submitted to us as copies and the veracity of the Documents; (ii) each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so; (iii) each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory; and (iv) the obligations of each party set forth in the Documents are valid and binding obligations of such party and are enforceable against such party in accordance with all stated terms.

As to various questions of fact material to this opinion, we have relied, to the extent we deemed reasonably appropriate, upon representations of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independently checking or verifying the accuracy of such documents, records and instruments.

We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”) and the federal laws of the United States.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and have been validly issued and are fully paid and nonassessable.

This opinion letter is limited to the matters stated herein, and no opinions may be implied or inferred beyond the matters expressly stated herein. The opinions expressed herein are as of the date hereof, and we assume no obligation to update or supplement such opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K relating to the issuance of the Shares (the “Current Report”), which is incorporated by reference in the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Current Report and such incorporation by reference into the Registration Statement, of which the Prospectus Supplement forms a part, and to the use of the name of our firm therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Milbank LLP